Exhibit 99.2

OPENTV CORP.

August 14, 2003

4:00 p.m. CDT

Coordinator	Good afternoon—welcome to the second quarter 2003 OpenTV Incorporated [sic] earnings call.

I’d like to remind all participants that they will be able to listen-only until the question and answer session of the call. Also, this call is being recorded, if anyone has any objections, you may disconnect at this time.

I’d like to turn the call over to Mr. James Ackerman, CEO of OpenTV Incorporated [sic].

Sir, you may begin.

J. Ackerman

Good afternoon and welcome to the OpenTV Q2 2003 earnings conference all. Our Chairman, Pete Boylan, and OpenTV executives Craig Waggy, our CFO and Matt Disco, Associate General Counsel, join me today.

Before we start, I’ll ask Matt to give some prefatory comment.

M. Disco

Thanks, James. I’d like to advise you that during this conference call today, various members of OpenTV’s management will be making some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on the current expectation and beliefs of OpenTV’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, please refer to the risk factors described in OpenTV Corp.’s annual report on Form 10-K for the year ended December 31, 2002 and such other documents that OpenTV Corp. has filed and may file from time to time with the Securities and Exchange Commission.

Exhibit 99.2

The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

I’d like to advise you further that during the conference call today, in an effort to help investors better understand OpenTV, various members of OpenTV’s management will discuss some non-GAAP measures in addition to GAAP measures when taking about OpenTV’s financial performance.

You can find a reconciliation of those non-GAAP measures to GAAP measures in OpenTV’s second quarter 2003 financial results press release. That release was issued earlier today and is available on the Investor Relations page of OpenTV’s Web site, at www.opentv.com.

With that, I’ll turn it back to James.

J. Ackerman	Great, thank you, Matt.

We’ll start today with a review of financial results for our fiscal second quarter. With that, I’ll turn it over to OpenTV’s CFO, Craig Waggy. Craig?

C. Waggy	Thanks, James. The Company filed its quarterly report on Form 10-Q, for the three months ended June 30th, 2003, with the Securities Exchange Commission today.

My comments today will be based on the operating results and financial position as reported in the Form 10-Q, except for any comments I make related to EBITDA, which will be based on EBITDA as reported in the Company’s second quarter financial results press release, which was also issued today.

Our revenues in the second quarter were $15.7 million, an increase of $1.6 million or 11%, from revenues of $14.1 million in the second quarter of 2002.

Revenues for the quarter were up due to increases in royalties of $1.7 million, channel fees of $409,000 and license fees of $572,000, over those reported in the same quarter in the prior year. Partially offset by a reduction of $1.1 million in services, support and other revenues.

The increase in royalty revenues was due to increased royalty revenues in both Europe and the Americas. The decrease in services, support and other revenues of $1.1 million, was primarily due to reduced professional services revenues as a result of continued curtailment of spending in the industry by prospective customers.

Exhibit 99.2

Sequentially, the revenues in the second quarter of $15.7 million are up from the $15.3 million of revenues we reported in the first quarter of 2003 and the $13.2 million reported in the fourth quarter of last year.

Operating expenses in the second quarter were $24.1 million, compared to $36.7 million in the second quarter of 2002, a reduction of 34%. Generally, the reduction in operating expenses results directly from efficiencies associated with the various restructuring of the Company’s operations over the past 18 months. Partially offset by the operating expenses of Wink, which was acquired in the latter half of 2002.

Sequentially, our operating expenses in the second quarter of $24.1 million are down from the $35.6 million we reported in the first quarter, which included restructuring charges of $6.9 million, and the $56.4 million we reported in the fourth quarter of 2002, which included restructuring charges of $18.2 million.

Our operating expenses in future quarters will include those of ACTV, which we acquired on July 1st.

Our loss from operations for the quarter was $8.4 million, compared to a loss of $22.6 million for the same quarter in the prior year, which was a decrease in the loss of $14.2 million.

EBITDA, which is defined as earnings before interest taxes depreciation and amortization, was a loss of $3.6 million for the quarter, compared to a loss of $15 million for the same quarter in the prior year, a decrease of our EBITDA loss year-over-year of $11.3 million.

Please refer to our second quarter financial results press release for more information concerning EBITDA, including our reconciliation of EBITDA to net loss and a description of the Company’s methodology for calculating EBITDA.

Our net loss for the second quarter was $9.2 million, compared to a net loss for the same quarter in the prior year of $24.0 million.

We ended the quarter with cash, cash equivalents and marketable debt securities of $66 million, down from the $74 million as of March 31, 2003, primarily due to cash used in operations, including the restructuring initiatives. On July 1, when we completed our acquisition of ACTV, ACTV had approximately $38 million of cash, cash equivalents and marketable securities, bringing our cash assets on that date up to approximately $104 million.

Exhibit 99.2

On June 30, we had approximately $72.4 million ordinary shares outstanding. In connection with the acquisition of ACTV, we expect our outstanding shares will increase to approximately 114 million, both such amounts excluding outstanding exchangeable shares and options.

For the year to date, our capital expenditures have aggregated only $1.4 million, an amount indicative of our low capital requirements.

I’ll now turn the conversation back to James.

J. Ackerman	Great, thank you, Craig.

As outlined by Craig, OpenTV’s restructuring initiatives have begun to bear fruit in the form of a significant drop in quarterly losses and cash burn.

OpenTV has now completed the acquisition of two public companies announced last year. As a result of these acquisitions, the combined workforce has been reduced by 357 people and our total employment stands at 411 employees worldwide. Of this, approximately 286 are engineers, supporting our customers and technologies worldwide.

We have also completed our efforts to consolidate our Bay Area operations and now have the former OpenTV and Wink headquarters under one roof here in San Francisco. We will continue to seek to operate the Company as efficiently and as smartly as possible.

Lastly, as previously indicated, we continue to our plans to divest non-strategic assets. To this end, we are in the process of selling ACTV’s eSchool business, which includes approximately 35 employees.

A year ago this month, Liberty Media completed its acquisition of the control stake in OpenTV. Since then we have initiated a major restructuring of our global operations to better align our expense structure with the realities of revenue in iTV today.

As part of this effort, we have closed over ten offices worldwide and now operate our business from approximately ten locations in seven countries, to more efficiently serve our global customer base.

It is said that a three-strand cord is not easily broken. We believe these three companies, OpenTV, Wink and ACTV, are stronger together than they ever were individually.

Exhibit 99.2

Today OpenTV is the largest enabler of interactive television in the world. As of June 30, television viewers in over 70 countries can interact through their television sets via nearly 50 million digital set-top boxes empowered by OpenTV’s various technology platforms.

Nearly 50 network operators, including digital cable, satellite and terrestrial platforms, distribute these interactive television services globally.

Our games channel, PlayJam, is available to over 12 million subscribers through seven network operators. Our library of games, many in both English and French, is now approximately 300 games strong.

Further, we have developed applications for clients throughout the world, that include, for example, news, weather, sports, soccer, football, traffic, horoscope, lottery, finance, the list goes on.

Focusing on the U.S. market specifically for a moment, OpenTV’s technology platforms enable more than 20 million digital cable and satellite set-top boxes.

Today for example, U.S. TV viewers are able to participate in quizzes while watching episodes of Trading Spaces on The Learning Channel. They’re able to look up the weather of hundreds of cities on demand with just the push of a few buttons on the remote control. Some are playing games, checking listings for movies, buying a CD or interacting with a commercial.

We are cautiously optimistic and hopeful we will be able to broaden this technology and we are out selling network operators and programmers our new business model for pro sync (program synchronous iTV) in both full-motion video and advertising.

Consumers ultimately sit down to watch TV and we believe that content- sensitive pro sync interactivity, inserted and developed in the creative process itself, by the creative community, will provide consumers with a very compelling experience. Today networks like Discovery, ABC Television, Bloomberg and Turner, are creating compelling pro sync content that is attracting top tier brand advertisers.

It is not uncommon today for specific programs to see 20-40% of viewers in homes with our pro sync technology, interact with the interactive content within that program.

In today’s multi-channel environment, it’s becoming increasingly difficult for advertisers to target audiences, and when they do, to effectively get the message across. Today our enhanced TV and interactive advertising platform business, via

Exhibit 99.2

Wink, enables advertisers like Ford, Coca Cola, P&G, Wal-mart, to interactively enable their brand advertising. Whether it is to get a sample of a product in to the hands of a targeted consumer or to generate qualifies leads for a new car, interactive advertising is allowing brand managers to reach their consumers more effectively.

But that is only part of the solution, connecting with consumers effectively is important, but it is equally important to reach them efficiently, by seeking to eliminate the tonnage problem. You see, most television advertising is seen by a high percentage of viewers who do not meet the target demographic being sought for that product or brand. Advertisers are looking for ways to better reach their specific targeted audiences. In other words, they are looking for addressable advertising.

OpenTV’s SpotOn technology platform is being trialed with Comcast today at their Aurora office in Denver. The trial is reaching nearly 15 thousand Comcast subs in that franchise. Participating with us in the trial are networks ESPN, Discovery, Lifetime and TBS, as well as advertisers General Motors, Coca Cola, Johnson & Johnson, U.S. Army and Home Depot. And these advertisers are represented by major agencies like Starcom and McCann-Erickson.

What SpotOn does, is to seamlessly switch between multiple adds during the same commercial break. This allows networks to offer one advertiser the opportunity to present say, three or four different products, each sent to specific subscribers, based on demographic profile, or alternatively, to sell that one commercial break to different advertisers seeking unique demographic segments. Either way, the advertisers are able to reach the exact audience targeted, making the ad buy more efficient, while the programmer is able to charge a higher CPM, meaning costs per thousand, which is how advertising is generally sold, per spot.

For sake of example, ESPN might be broadcasting a Cowboys versus Redskins game with Ford as a major advertiser. Watching the game are both men and women, young and old, single and married, with kids in home and without and a broad range of income levels, etc. With SpotOn, ESPN is able to offer Ford the opportunity to present commercials for Mustang, Explorer, Expedition and Taurus to their specific target audiences within the same 30 second commercial break.

Imagine, when you combine the two together with OpenTV’s global reach, advertisers will be able to efficiently reach their specific target audiences while connecting with them directly through interactivity. For the cable and satellite operators, these platforms present an opportunity to create uncapped value through their local avails across nearly all networks that carry it. Using Ford, and the Ford example on ESPN, run within a local avail, each one of the addressable

Exhibit 99.2

commercials for Mustang and the Explorer, etc., can be tagged with an interactive call to action. Reviewers can request the local dealer in their community contact them directly to arrange a test drive.

Good tools for ad trafficking and billing are extremely important as well. We believe we have the most advanced ad trafficking and billing system available today in our Advision product. Advision already supports a few systems at each of Comcast, Cox and Time Warner Cable. We will seek, over time, to increase the distribution of this product, as well as all of our platform products.

When we dream about the future, on-demand content, time-shifted content, addressability, any interactivity, will all fundamentally change the old rules of how we receive marketing messages and how TV advertising is bought and sold.

Having a state of the art ad trafficking and billing solution that addresses these issues and provides the network operators with the ability to handle and charge for this capability is essential. We think we have the best solution in the industry.

Lastly, advertisers need good research and data to better plan their campaigns and measure consumer response to new products and special offers. To this end, OpenTV has started a new research division to help us better standardize and market our research to the advertising, program network and operator communities. As a result of our technologies, we have the ability to provide our clients and partners with excellent quantitative information of what’s really happening and what’s really being used.

Combined, these three companies, that are all now part of OpenTV, allow us to be a world leader in one; pro sync enhanced TV and advertising, two; addressable advertising and trafficking, three; middleware and digital network technologies, and four; the development and operation of interactive TV applications.

We believe the complete product suite of OpenTV gives operators, programmers and advertisers the “best of breed” of technology platforms to enable advanced forms of content, enhance programming and interactive and addressable advertising.

We bring global reach and thus scale economics to our partners. We bring knowledge and experience to assist programmers, operators and advertisers on how to effectively use iTV to improve their businesses. And, we bring the added benefit of being able to stand behind our products with a patent portfolio of 307 patents issued worldwide. This includes 76 patents issued in the U.S. alone.

Exhibit 99.2

Last, but not least, we have a very significant research and development organization. And have a pioneering and important intellectual property portfolio that covers key areas including but not limited to, managing thin-client set-top boxes, how to get data in to and out of set-top boxes from cable and satellite networks. How to either push or pull information to the set-top boxes. How to deal with transaction processing and various pro sync activities. How to support addressable advertising and seamless switching.

Our substantial intellectual property portfolio allows us to stand behind the products we bring to our customers.

Let me give you more detail around our patents. As a result of the two acquisitions, we now have a very significant and important patent portfolio that includes over 900 issued and pending patents worldwide, with over 38,000 claims. The issued patents worldwide is the 307 number I mentioned, and these come with 8,000 claims. Then again, as I mentioned before, 76 of these patents are issued in the U.S.

Pete and I have been spending a lot of time on the road recently with program networks and the cable and satellite operators. We believe from these meetings, there is real demand for our products and a general belief that iTV can play an important role in increasing customer satisfaction, reducing subscriber churn and opening new revenue streams for all involved in bringing iTV to the market.

There is still a lot of work to be done before we can claim victory, but we believe these three companies combined are all well positioned for success. We believe that iTV has finally arrived. And evidence around the world continues to support this belief.

Just yesterday, OpenTV customer, British Sky Broadcasting announced their fiscal year-end results. Interactive revenues were up 17% year-on-year, while revenue from interactive advertising was up 54% year-on-year. Today, Sky generates a total approximately $50 per sub per annum in ARPU from iTV. That’s revenue per subscriber services, and that’s across 6.8 million DBS subscribers.

Now their platform of course is utilizing a telco return path, as opposed to an always-on, two-way cable back channel. Betting still represents 50% of all revenues generated by Sky from iTV and approximately 12 million bets were placed through the TV set on Sky in just the last twelve months.

We too are looking to expand our own involvement in the area of interactive gambling and games. By exploring fixed odds games and betting, it’s our intent

Exhibit 99.2

in the short-term, to add fixed odds games to our own PlayJam games channel where regulations allow. In addition, and consistent with our longer-term strategy outlined last year, we’re considering an acquisition in the interactive gaming space, which we will report on in more detail in due course.

We spent a lot of time over the last year acquiring the necessary pieces of a puzzle that includes technology and intellectual property that should allow us to establish a leadership position in pro sync and addressable advertising, in addition to the leading position we have in middleware, application and games at OpenTV.

We are now intensely focused on operating, integrating and completing the restructuring of these three companies. We continue to expand and build our talents at senior management team and plan to make some additional announcements shortly in this regard. As I stated before, I believe, we’re all well positioned for growth.

In closing, when you take a look at our global business, technology footprint, intellectual property, product offering and geographically distributed customer support network, you will realize that we are substantially ahead of our competitors in virtually every measure. Install base of set-top boxes, number of network customers, number of games developed and played, number of applications written and developed, number of languages supported, number of tools and services offered, number of set-top boxes supported to our various technologies, depth of our partner program, etc. etc.

Last but not least, we truly look forward to the possibility of expanding our relationship with Liberty Media Corporation affiliates as they begin or continue, to offer iTV products, services and technology to their customer base. We fully appreciate and realize, we can’t control the capital markets, nor can we control investor interest in iTV. It is our belief that these will develop over time, as people better understand the future of iTV.

We thank you for your continued support. With that, let’s turn the call over to questions. Operator?

Coordinator

Thank you. At this time we are ready to begin the question and answer session. If you would like to ask a question, please press *1 on your touch-tone phone, you will be announced prior to asking your question. To withdraw your question, you may press *2. Once again, to ask a question, please press *1. One moment for our first question. Our first question comes from Eric Swergold of Gruber and McBain. You may ask your question.

Exhibit 99.2

E. Swergold

Good afternoon. My question is, if you’re deployed on roughly 50 million digital set-top boxes and currently at a run rate of approximately $65 million dollars, that means you’re roughly earning $0.10 per box, per month, which seems like a very low number with a lot of room for improvement. Could you talk about how you could monetize the boxes that are out there to get that number from say, $0.10 a month, to $0.125 or $0.15 a month? Thank you.

J. Ackerman

Eric, I think you ask a very good question. Our global footprint was largely established through two initiatives really, one, the OpenTV middleware deployment around the world and second, our Wink deployment. In both cases, it’s our objective and our focus to generate and find ways to generate recurring revenue from our install base around the world.

So our whole focus as a company is to take the install base and find ways, whether it’s moving in to gambling or the launching of PlayJam’s games channel, or the launching of our pro synchronous enhanced TV interactive advertising business and working within specific markets to grow the revenue per subscriber that we generate from that install base. So, that’s absolutely the focus of the Company.

P. Boylan

Just to add to that, hi Eric this is Pete, as James points out obviously, each of these product lines have a different business model that has been established through negotiation, through competition, etc. For example, the historical middleware business model is one of x dollars per set-top box, plus a recurring revenue for maintenance and support that is a small double-digit percentage of the initial license fee. So, you obviously, once you’re in a network, you have the inherent growth in it coupled with new launches from new networks, as well as the upgrade model for future releases and so forth, to the extent the customer is interested, and then you have the m and s out of it.

We would love to see the opportunity to move to a per-subscriber, per-month model that would include “all you can eat” in terms of future upgrades and so forth. So, we’re in the process of exploring that with some customers.

In contrast, the games business, as it’s evolved in a competitive market place, is more of a recurring revenue model, where we have the research and development costs associated with building the various games. We have a contract that provides us access and bandwidth and so forth, and then we share with the network operator on a recurring revenue basis, based upon subscriber usage, advertising and any commerce related out of it.

Then on the apps business, historically the apps business has been more of a, you know build this app to this spec for x amount of dollars with some m and s associated with it. We have been looking at providing more unique apps down

Exhibit 99.2

the road that have more of a recurring revenue model, both in license fees as well as, in the form of advertising and commerce. Gambling of course, speaks for itself, as one can see in the BSkyB numbers.

More importantly, as we look at, what James was describing with the targeted or addressable advertising, as well as the pro sync, or program synchronous interactivity, those business models will evolve as we negotiate with various partners, but the concept will be some type of fair, reasonable and appropriate recurring revenue model that is a wholesale basis to the programmer and/or the advertiser. Then we, in turn, will share revenue with the network operator, who of course makes it possible with their system resources and bandwidth.

So the net of the explanation, is that your question is a very good one. And looking at the current run rate of revenue, although indicative of the business that’s there today, it basically has no revenues of substance coming out of what we hope to be able to do in the addressable area, what we hope to be able to do in the pro sync area, what we hope to be able to do in the gambling area. And what we have all learned from other industries, other technologies is that, being in the game, being in the box, gives one a great opportunity to work very closely with your partners, so that hopefully it’s our business to lose and shame on us if we can’t figure out how to bring our partners compelling opportunities to generate incremental revenues for both of us.

But obviously, the task is ahead of us and what we’re focused on.

E. Swergold

OK. Thank you. The second question, with regards to your EBITDA losses in the quarter, $8.4 million lost in the quarter, how much of that was restructuring charges, if any? The $3.6 million in EBITDA losses in the quarter, if your revenues were to remain stable, would that number continue to come down in the second half?

P. Boylan	Craig, do you want to take that?

C. Waggy	Sure. You know in our loss from operations of $8.4 million, we did not have any restructuring charges in the second quarter, so there is no restructuring charge in that number.

With respect to the EBITDA loss, again the EBITDA loss for the quarter was $3.6 million on $15.7 million of revenues. As I mentioned a little earlier, while the Company, of course is trying to expand its revenues, we also have just completed the ACTV acquisition and we’re going to have some additional expenses in future quarters that are associated with the ACTV acquisition that we’re also going to have to generate revenues in the future to cover those.

Exhibit 99.2

P. Boylan

I would just add to that, to really get a clean look at what the run rate post the acquisition of ACTV is, we’ll begin to see some of that in the fourth quarter, the third quarter. But I think James and I outlined to everybody last fall, we, in acquiring these companies inherited various obligations. For example, some of the Wink customer payments. In the case of ACTV, losses associated with eSchool or Advision, or the NASCAR relationship, etc. So, all of those situations are on-going, work in process, negotiations occurring. We will from time to time get a better handle on that as we successfully bring this new model James described to the market, which we think will be far more attractive to the operator, and in turn change the dynamic of the relationship. But those things will have to unfold to be able to get a really clean look.

E. Swergold	OK. Thank you.

Coordinator	Our next question comes from Robert Cohen of Sterling Financial. You may ask your question.

R. Cohen

Pete or James, can you talk a little bit about, if you can, I know that Comcast obviously has taken over AT&T, and Comcast has got the SpotOn product and been doing some research on it. Can you talk a little bit about that, number one? And could you also talk about what kind of model could we see if you can get a 50 to whatever percentage premium over conventional advertising, what would you think would be something that we might be able to get as a fee in that? That’s my first question.

J. Ackerman

Okay. Let me start by just describing a little bit more detail in the trial at Comcast. I think we covered most of it in the opening notes, but just as a reminder, we are conducting a trial at the Aurora system, which is in Denver, a suburb of Denver. The participants are approximately 15,000 subscribers. In that trial we are working with again, ESPN, TBS, Discovery and Lifetime and the advertisers that I outlined. Basically each one of those advertisers is offering multiple ads, either against multiple products, or the same product but with different offers. Then over a 26 week period, which is already underway, the research organization of Frank Magget and Associates, is conducting a series of surveys in three traunches to understand unaided and aided brand recall and all of those things, to help us better understand the total model and the total value and results of this particular trial.

We think it’s a huge opportunity. Primarily, because as we discussed earlier, you have this big tonnage problem, where you might buy, using again the football game on ESPN, you know there’s all kinds of people watching that game, and if Ford runs an ad for the Expedition and if the target audience for the Expedition is

Exhibit 99.2

upscale households with dual working income and at least two children in the house above the age of seven, that’s basically the demographic they’re after, they’re running that ad and enabling that ad to be seen by people that don’t fit the target demographic at all. What SpotOn does, is it seamlessly switches down to a set-top box level, so that an ad that’s relative to each specific household is seen. Thus, again using the example, Ford could offer four different vehicles within that same 30 second commercial break.

We think the media value of that and the media upside of that is enormous. So the model that we’re developing, and we’re still working on developing that model as we learn more from the research and develop and enhance the technology, but the model that we’re developing, where we’re thinking, is one that is consistent with our new model for Wink, which puts us in really the platform management role in our relationship to the programmer, to the cable operator is really a wholesale relationship.

So, it’s consistent with that, but it’s also one that provides us benefit, if you will, through a charging structure. That provides us benefit for the additional media value that this technology is bringing. So, that’s really where our focus is, but it’s very much a work in progress.

R. Cohen

You also mention, and I’d like to get Pete’s comment on this, James, you mentioned that you believe iTV is now here and two and a half years ago, when we were all separate companies we thought it was almost here. What have you seen that really makes you guys feel now that this thing has really turned? I know in the last four weeks, I’ve been hearing there’s been a real turnaround in the entire sector. Can you explain what your thoughts are?

J. Ackerman

Well, I think there’s a couple, and again I’ll pause in a moment and let Pete respond to both questions, because he might have additional color he’d like to add. But I think, in terms of the statement that, we think iTV is here, I think the first thing is, just look at an operator like BSkyB’s results. This is an operator who literally took on iTV in earnest. This is an operator that has used iTV to grow their subscriber base by operating content that’s only available on the Sky digital platform and not available on other platforms, so, differentiating their platform and attracting a new audience.

They’ve used iTV to increase customer loyalty. Today, from my understanding, BSkyB has the lowest churn in the industry worldwide. And a lot of that comes down to the increased satisfaction that comes from this broad range of interactive television services, but it also comes down to stickiness. You know, if I have my email address on TV and my bank account on TV, and I buy CD’s there and place bets on my favorite sports, and get used to looking at soccer matches from multi-

Exhibit 99.2

camera angles and all of those things, all of a sudden the concept of canceling my subscription and losing all of those benefits becomes a quite daunting one.

And the third thing they’ve done quite successfully is they’ve increased revenue per subscriber for things that aren’t necessarily related directly to more programming opportunities. So, they have lots of program packages, and they have lots of pay per view opportunities and all those things, but the interactive revenue is from betting on sport events, from playing games, from interacting with programs, from interactive advertising. If you look at interactive advertising, it’s just one example. Out of 6.8 million subscribers, in a market U.K., that has 22 million TV households, 54% increase in revenue from interactive advertising alone in the past year. So, that gives us a lot of confidence.

Then when we look more domestically, we see in our own relationship, through the Wink platform, through our own OpenTV deployments, advertisers like Ford Motor Company, General Motors, Wal-mart, the U.S. Army, Walt Disney Resorts, using interactive television to further their brand objectives.

Ford has used the Wink platform to add interactivity to their commercials that enables them to generate qualified leads and send those leads to the local dealer network. Walt Disney World has used interactive television to get a video of all the Walt Disney World products and resorts into the hands of targeted consumers.

Proctor & Gamble is running a campaign right now around Oil of Olay that is targeted to households with an income level of $50,000 or greater, where they’re sending a sample. Because in their experience, it’s really households of that income level or greater that buy the Oil of Olay brand product and they have some new features in that product.

Wal-Mart’s running brand ad around they’re entertainment products. It sells the fact that Wal-mart has this broad range of DVD’s and CD’s and all of these things. They run advertising for the objective of reminding people that Wal-mart has these products to drive traffic in to the store. But without interactivity, they really don’t have any way of making that brand ad topical. With interactivity, they’re not making that brand ad topical. In other words, they’re saying, this CD, this DVD, is our right now. Giving the consumer a reason why they might want to go down to the store this weekend. And as you know, the entertainment products are low margin and maybe even a lot fleeter, I don’t know, but certainly low margin products for Wal-mart, but driving that footfall through the store. You know, on your way out you pick up a big bag of Cheetos and a thing of diapers and everything else. So the whole concept is get traffic through the door.

Exhibit 99.2

Broadly speaking, I think, when we see top tier advertisers, major advertising agencies, the progress that one of OpenTV’s first customers has made through iTV, it’s giving us confidence that the interactive television will ultimately, in our belief, and forgive us for being Evangelists and being passionate about it, but in our belief interactive television is beginning to in certain places and will over time transform the way that people use their TV sets.

P. Boylan

Thanks James, I would just add to that Bob, that in addition to the incredible results that a Tony Ball and his team are generating out of the BSkyB platform, and keep in mind the BSkyB platform is a satellite platform with a telco return path, as opposed to a two-way cable plant, always on platform. So, as you start thinking about some of the impediments in the past, they first and foremost had to deal with the fact that a lot of the networks were not rebuilt to two-way. That is no longer the case generally speaking, certainly in North America as well as other markets in Europe in particular.

The second issue was digital set-top boxes and penetration. We now have a substantial install base of digital set-top boxes, both in cable and satellite, that are now capable of doing interactivity. That of course has led to the very successful launch of video on demand, etc. In particular, even the Motorola DCT 2000, the Scientific Atlanta 2000 class boxes, which have the greatest penetration in this country, are capable of supporting a guide, video on demand and pro synchronous TV as well as addressable TV.

We, of course, have a great customer and partner with EchoStar that reported some great numbers again yesterday. And we’re now in millions and millions of their homes with a full-blown suite of interactivity.

So I think there is no debate any longer as to, is the network, is the set-top box capable.

I think the other key element, in addition to what James pointed out, is that people are watching Rupert’s decision to successfully acquire DirecTV very closely. Direct has a phenomenal customer base, a great network and Rupert has made it very clear that, among other things, interactive TV is going to be a key strategy that he brings to the United States market. That has caused all of the cable operators to begin thinking more seriously, and certainly more quickly, about interactive TV, because the success speaks for itself, that News Corp and BSkyB have had overseas.

R. Cohen	Thank you.

Exhibit 99.2

J. Ackerman	I think, probably in the interest of time, we’re running close to an hour here, we should probably just take one more question. If you’re in agreement? Operator?

Coordinator	Thank you. Our last question comes from Preston Raisin of Raisin Capital Management. You may ask your question.

P. Boylan	Okay, no Preston. How about another?

Coordinator	At this time, there are no further questions.

P. Boylan	Matt, would you like to make a few closing remarks for us?

M. Disco

Sure, Pete. I just wanted to say thank you to all for dialing in to today’s conference call. At this point, I would like to take the opportunity to refer once again to the remarks made at the beginning of the call concerning the forward-looking statements and references to non-GAAP financial measures that were made during today’s presentation.

So, with that, operator, would you please provide everyone with playback information for today’s call?

Coordinator

Thank you. Thank you for joining today’s conference. If you would like to listen to a replay of today’s conference, one is available until 11:59 pm August 20th, 2003, toll free at 1-888-566-0447, or a toll number is available at 1-402-998-0615. Thank you.

P. Boylan	Thank you very much.